UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2020

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4281 Technology Drive

Fremont, California 94538

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (510) 438-4700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, $0.001 par value	AXTI	The NASDAQ Stock Market LLC

References to “AXT” refer to AXT, Inc. and references to “Tongmei” refer to Beijing Tongmei Xtal Technology Co., Ltd. For purposes of this Current Report on Form 8-K, amounts in Renminbi, or RMB, have been translated into approximate amounts in U.S. dollars solely for the convenience of the reader.

Item 1.01 Entry into a Material Definitive Agreement.

On November 13, 2020, AXT and Tongmei entered into two sets of definitive transaction documents, each consisting of a capital increase agreement in substantially the same form (collectively, the “Capital Increase Agreements”), a supplemental agreement in substantially the same form (collectively, the “First Supplemental Agreements”) and a second supplemental agreement in substantially the same form (collectively, the “Second Supplemental Agreements” and together with the Capital Increase Agreements and First Supplemental Agreements, the “Transaction Documents”), with several private equity investors in China (each, an “Investor” and collectively, the “Investors”).

Capital Increase Agreements

In exchange for an approximately 7.14% minority interest in Tongmei, private equity firms will invest approximately $50 million in two tranches. In the first tranche, the Investors have agreed to invest approximately $22.5 million pursuant to the Capital Increase Agreements. The second tranche of approximately $26.5 million is expected to fund in January 2021. The second tranche investment documents have not yet been executed.

Under the Capital Increase Agreements, each Investor has agreed to pay to Tongmei a specified RMB amount to acquire equity interests of Tongmei (the “Placement Shares”). The first tranche is expected to be received in late November or early December 2020. Pursuant to the Capital Increase Agreements, in the event of any hostile takeover or any attempted change in control of AXT, AXT’s board of directors shall, subject to the directors’ fiduciary duties, take defensive measures to avoid material changes to AXT’s capitalization, board of directors or management.

First Supplemental Agreements and Second Supplemental Agreements

Under the First Supplemental Agreements, Tongmei has agreed to use best efforts to complete certain restructuring steps by March 31, 2021 to facilitate the proposed listing of Tongmei’s shares on a stock exchange in the People’s Republic of China (the “Listing”). Under the First Supplemental Agreements and Second Supplemental Agreements, if the Listing has not been completed and the China Securities Regulatory Commission (the “CSRC”) has not otherwise approved Tongmei’s Listing application by December 31, 2022, then each Investor will have the right to require AXT to repurchase such Investor’s Placement Shares at a price equal to the initial purchase price paid by such Investor, without interest. The investment is an “at-risk” investment and is not collateralized or supported by third party guarantees.

Pursuant to the terms of the First Supplemental Agreements, if the Listing is completed, then each Investor will be prohibited from selling or otherwise transferring its Placement Shares for a period of one year from the listing date. In addition, under the First Supplemental Agreements, each Investor is entitled to, among other rights, a right of first refusal and co-sale right with respect to AXT’s transfer of shares of Tongmei prior to the Listing. Each Investor is also entitled to broad-based weighted average anti-dilution protection with respect to the Placement Shares prior to the Listing. Prior to the submission of the application materials to the CSRC or the stock exchange, the Investors shall be entitled to appoint a director to the board of directors of Tongmei. Tongmei’s board of directors is expected to be comprised of seven or nine directors. The final number of directors is under consideration. Parties included in the Transaction Documents are AXT, Tongmei, Liaoning Haitong New Energy Low-Carbon Industry Equity Investment Fund Co., Ltd., Liaoning Haitong New Kinetic Energy Equity Investment Fund Partnership (Limited Partnership) and Haitong Innovation Securities Investment Co., Ltd.

There can be no assurances that the second tranche investment documents will be executed, that if the second tranche investment documents are executed, the closing conditions will be satisfied, that the terms and conditions of the second tranche investment documents will be substantially similar to the terms and conditions of the Transaction Documents, that the expected dilution of Tongmei will be approximately 7.14%, that the second tranche investors will invest approximately $26.5 million or any amount or that the funding will occur on the expected timing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXT, INC.

By:	/s/ Gary L. Fischer

Gary L. Fischer Chief Financial Officer and Corporate Secretary

Date: November 19, 2020